Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225

Will Roberts Senior Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Fourth Quarter and Full Year 2006 Financial Results and Reiterates Guidance

Exton, PA, February 28, 2007 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the fourth quarter and twelve months ended December 31, 2006.

Highlights during the fourth quarter of 2006 included:

Vancocin®:

•	Vancocin achieved $38.5 million in net sales;

•	Prescriptions for Vancocin grew 19 percent over fourth quarter of 2005, as estimated by IMS; and

•	Wholesaler inventory decreased by two to three weeks.

Clinical Pipeline:

•	Patient dosing began in a Phase 3 study of maribavir for the prevention of cytomegalovirus disease in stem cell transplant patients;

•	Additional positive data from the maribavir Phase 2 evaluation was presented at the 2006 American Society of Hematology meeting (ASH); and

•	Patient dosing began in a Phase 2 evaluation of HCV-796 in combination with pegylated interferon and ribavirin.

Financial:

•	Cash, cash equivalents and short term investments grew $32 million to $255 million; and

•	Working capital grew to $266 million.

Net sales of Vancocin® were $38.5 million for the fourth quarter of 2006 and $166.6 million for the twelve months of 2006. This compares to $40.3 million for the fourth quarter of 2005 and $125.9 million for the twelve months of 2005.

Operating income in the fourth quarter and twelve months ended December 31, 2006 was $25.1 million and $98.8 million, respectively, compared to operating income in the fourth quarter and twelve months ended December 31, 2005 of $28.2 million and $88.1 million, respectively. Operating income for 2006 was impacted by increases in gross product margin, partially offset by increased costs to support Vancocin and our CMV and HCV development programs. Operating income for the year ended December 31, 2006 also includes $5.0 million of share-based compensation expense and $2.3 million of costs associated with the opposition to the OGD’s change in approach. Additionally, 2005 included $6.0 million of license fee revenue.

“ViroPharma’s primary goal since its inception has been to develop and deliver novel therapeutics to patients suffering from serious infectious diseases; 2006 was a remarkable year of progress toward achieving that goal,” commented Michel de Rosen, ViroPharma’s chief executive officer. “During the year, we presented important new data from each of our late stage clinical product opportunities – maribavir and HCV-796 – and moved each of them into the next stage of clinical evaluation. We also began preclinical evaluation of a next generation anti-HCV compound with our partners at Wyeth. Importantly, our clinical development endeavors were again fully funded by the cash provided by sales of Vancocin.”

Vincent Milano, ViroPharma’s chief financial officer and chief operating officer continued, “Our excellent financial results for the full year, in part generated by the $166.6 million in net sales of Vancocin, continued to position the company well for future growth. Importantly, during the fourth quarter of 2006, we achieved net Vancocin sales of $38.5 million as our wholesalers moved their inventory levels down by two to three weeks compared to where we ended the third quarter of 2006. In 2007, we anticipate continued strong growth in net Vancocin sales of between 17 and 23 percent over that of 2006, and additional improvements in our product margins over those of the full year of 2006. This year will be one marked by a focus on product development. As such, our guidance for 2007 reflects those increased expenses as we continue to move maribavir and HCV-796 through clinical evaluation, and make important new investments into the Vancocin business.”

The Company recorded income tax expense of $41.9 million for the twelve months of 2006. In 2005, an income tax benefit of $47.8 million was recorded in the fourth quarter of December 31, 2005 to establish deferred tax assets. In addition, for the twelve months of 2005, the Company recorded $10.0 million in income tax expense. These two items resulted in a net income tax benefit of $37.8 million for 2005.

Net income in the fourth quarter and year ended December 31, 2006 was $18.0 million and $66.7 million, respectively, compared to net income of $72.7 million and $113.7 million for the same periods in 2005. Net income per share for the quarter ended December 31, 2006 was $0.26 per share, basic and $0.25 per share, diluted, compared to a net income of $1.21 per share, basic, and $1.17 per share, diluted, for the same period in 2005. Net income per share for the year ended December 31, 2006 was $0.97 per share, basic, and $0.95 per share, diluted, compared to net income of $2.56 per share, basic, and $2.02, diluted, for the same period in 2005.

The decrease in the year end net income for both comparative periods primarily resulted from the change in income tax from a benefit in 2005 to an expense in 2006. Offsetting factors included the impacts of increased operating income, decreased interest expense and increased interest income in 2006.

Operating Highlights

During the quarter and twelve months ended December 31, 2006, net sales of Vancocin decreased 4.6 percent and increased 32.4 percent, respectively, compared to the same periods in 2005. The quarter comparison was impacted by the timing of wholesaler purchasing decisions. The twelve months increased primarily due to the impact of price increases. The Company believes, based upon data reported by IMS Health Incorporated, that prescriptions during the quarter and year ended December 31, 2006 exceeded prescriptions in the 2005 periods by 19.0 percent and 23.2 percent, respectively.

The gross product margin rate (net product sales less cost of sales as a percent of net product sales) for Vancocin increased in all comparative periods. For the twelve month periods, the gross margin rate increased to 88.6 percent from 85.7 percent. The increases are the result of the price increases and lower cost of sales per unit. The lower cost per unit primarily results from the sale of units carrying a decreased inventory cost which were manufactured by OSG Norwich beginning in the second quarter of 2006.

The total remaining costs and expenses associated with operating income were $11.5 million and $7.3 million, for the fourth quarter of 2006 and 2005, respectively, and $49.4 million and $26.2 million, for the twelve-months of 2006 and 2005, respectively.

The Company recorded $11.9 million of income tax expense in the fourth quarter of 2006 and $41.9 million for the twelve months of 2006, which are based on a combined federal and state estimated annual effective tax rate of 38.6 percent in the twelve month period ending December 31, 2006, and include the effects of various permanent differences, the impact of provision to return adjustments and the impact of adjustments to state apportionment rates. This is not comparable to the 2005 periods as the Company released a portion of the valuation allowance to establish deferred tax assets in the fourth quarter of 2005. The Company currently anticipates an effective tax rate of 38.1 percent for the year ended December 31, 2007. However, this may be reduced due to the orphan drug designation for maribavir received in February 2007.

Working Capital Highlights

As of December 31, 2006, ViroPharma’s working capital was approximately $266 million, which represents a $100 million increase from December 31, 2005.

Looking ahead in 2007

ViroPharma is commenting upon previously announced guidance for the year 2007 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2007, ViroPharma expects the following

•	Net product sales are expected to be $195 to $205 million;

•	Gross margin rate for Vancocin is expected to exceed 90 percent;

•	Research and development (R&D) and marketing, general and administrative (MG&A) expenses, excluding the impact of SFAS 123R, are expected to be $60 to $72 million.

•

The SFAS 123R impact to the above expenses will be in the range of $7.5 to $8.5 million. Including the impact of SFAS 123R, the research and development (R&D) and marketing, general and administrative (MG&A) expenses are expected to be between $67.5 and $80.5 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented including and excluding the effect of stock option expense resulting from the application of SFAS 123R. The Company believes that it is appropriate to present this supplemental information as, effective January 1, 2006, the Company adopted SFAS 123R, which requires companies to prospectively measure all employee share-based compensation awards using a fair value method and recognize compensation costs in its financial statements. Prior to fiscal year 2006, all financial results and guidance issued by the Company had not included the impact of expenses from such compensation. The Company believes that presenting its research and development (R&D) expense and marketing, general and administrative (MG&A) expense in this release both with and without the impact of such expenses will allow investors to better understand the

Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on February 28, 2007 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial (800) 391-2548 (domestic) and (302) 709-8328 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until March 14, 2007.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/Vancocin_pi_2007.htm). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C virus (HCV). For more information on ViroPharma, visit the Company’s website at www.viropharma.com.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s financial guidance for 2007, and the Company’s anticipated continued strong growth in net Vancocin sales and additional improvements in product margins over those of the full year of 2006. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s actual results may vary depending on a variety of factors, including:

•

the development of competitive generic versions of oral Vancocin, approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	regulatory action by the FDA and other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	changes in terms required by wholesalers, including fee-for-service contracts;

•	the timing and results of anticipated events in the Company’s CMV and HCV programs; and

•

the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

These factors, and other factors, including, but not limited to those described in ViroPharma’s 2006 annual report on Form 10-K to be filed shortly with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Statements of Operations:	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except per share data)	2006	2005	2006	2005
	(unaudited)
Revenue:
Net product sales	$38,454	$40,317	$166,617	$125,853
Milestone, license fee and other revenue	141	141	564	6,564

Revenue	38,595	40,458	167,181	132,417

Costs and Expenses:
Cost of sales	2,018	4,975	18,984	18,029
Research and development	3,084	2,925	19,162	10,610
Marketing, general and administrative	7,093	3,089	24,560	10,475
Intangible amortization	1,342	1,274	5,669	5,158

Total costs and expenses	13,537	12,263	68,375	44,272

Operating income	25,058	28,195	98,806	88,145

Change in fair value of derivative liability	—	—	—	(4,044)
Net gain on bond repurchase	—	(68)	(1,127)	1,095
Gain on sale of investments	1,682	—	1,682	—
Interest income	3,184	1,066	9,853	2,008
Interest expense	—	(1,405)	(686)	(11,304)

Income before income tax expense	29,924	27,788	108,528	75,900
Income tax expense (benefit)	11,927	(44,910)	41,862	(37,805)

Net income	$17,997	$72,698	$66,666	$113,705

Basic net income per share	$0.26	$1.21	$0.97	$2.56

Diluted net income per share	$0.25	$1.17	$0.95	$2.02

Shares used in computing net income per share
Basic	69,685	60,106	68,990	44,334

Diluted	71,061	63,034	70,338	57,610

Consolidated Balance Sheets:	December 31,
(in thousands)	2006	2005
Cash, cash equivalents and short-term investments	$255,409	$233,413
Working capital	266,443	166,666
Total assets	429,694	435,525
Total stockholders’ equity	411,899	326,977